INVESTMENT LETTER

BISCAYNE ACQUISITION GROUP, INC.
5775 Blue Lagoon Drive
Suite 100
Miami, Florida 33126

October 28, 2007

NOTICE

Any sale in Florida made pursuant to Florida Statute § 517.061 pertaining to transactions exempt from registration is voidable by the purchaser in such sale within three (3) days after the first tender of consideration is made by such purchaser to the issuer, an agent of the issuer, or an escrow agent.

Ladies and Gentlemen:

You have informed the undersigned (the “Purchaser”) that BISCAYNE ACQUISITION GROUP, INC, a Florida corporation that has no assets and no business other than to seek a merger with a private operating business (the “Company” or “you”), wishes to raise a maximum of Thirty Thousand Dollars ($30,000) to pay for administrative, accounting, and legal expenses from various accredited investors by selling the Company’s Common Stock, $0.001 par value (the “Shares”), at a price of Two and One-Half Cents ($0.025) per Share.

I understand that you will rely on the following information to confirm that I am an “Accredited Investor”, as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that I am qualified to be a Purchaser.

In connection with and as consideration for the receipt of ____________ Shares for a total price of $______________ by the undersigned Purchaser, the Purchaser hereby represents, warrants, covenants and agrees as set forth below.

1.           Purchase Entirely for Own Account. The Shares are being acquired for investment purposes only, for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares or any portion thereof. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to all or any portion of the Shares.

2.           No Securities Act Registration. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption or specific exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.
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3.           Restricted Securities. The Purchaser acknowledges that, because the Shares have been issued to a founder of, or early investor in, a shell company or blank check company, the Shares must be held by the Purchaser indefinitely unless subsequently registered under the Securities Act, or unless the federal securities laws are amended to reduce applicable holding periods and/or to eliminate founder securities resale restrictions.  Therefore, the provision of Rule 144 promulgated under the Securities Act that permits the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions is not available for the resale of the Shares under current law.

4.           No Market for Shares.  The Purchaser is fully aware that there is no public market where the Shares may be resold, that the Shares are illiquid, and that the Purchaser must hold the Shares indefinitely.

5.           No Representations by the Company.  The Purchaser represents to the Company that the Company has not made any representations or promises, material or otherwise, concerning the Company, its business model, the target of any proposed acquisition, the Company’s prospects for a merger, its financial condition, or the backgrounds of any individual involved in the Company or in selling the Shares, as an inducement to purchase the Shares.

6.           Information.  The Purchaser is aware that all information about the Company is either set forth in this Investment Letter or in the Company’s Form 10-SB, as amended, filed by the Company with the U.S. Securities & Exchange Commission (“SEC”) at www.sec.gov (by following the link to “Filing and Forms (EDGAR),” then “Search for Company Filings”, then “Companies & Other Filers” and then entering the words “Biscayne Acquisition Group”), and in other disclosure documents filed by the Company with the SEC from time to time.

7.           Accredited and Sophisticated Investor. The Purchaser represents and warrants that: (a) either alone or with the Purchaser's professional advisor or advisors, he or she has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Shares, (c) is able to bear the economic risk of the investment in the Shares, including a complete loss of the investment, and (c) (a) is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission; and, because Purchaser:

(CHECK ALL BOXES BELOW THAT APPLY TO YOUR CIRCUMSTANCES)

INDIVIDUALS

____                      (a)           is an individual with a net worth, or a joint net worth together with his or her spouse, in excess of $1,000,000.  (In calculating net worth, you may include equity in personal property and real estate, including your principal residence, cash, short-term investments, stock and securities.  Equity in personal property and real estate should be based on the fair market value of such property minus debt secured by such property.)

____                      (b)           is an individual that had an individual income in excess of $200,000 in each of the prior two years and reasonably expects an income in excess of $200,000 in the current year; or

____                      (c)           is an individual that had with his/her spouse joint income in excess of $300,000 in each of the prior two years and reasonably expects joint income in excess of $300,000 in the current year.

____                      (d)           is a director or executive officer of Biscayne Acquisition Group, Inc. or its subsidiaries.
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ENTITIES

____                      (e)           is an entity all of whose equity owners meet one of the tests set forth in (a) through (d) above.

____                      (f)           is an entity, and one or more of the following statements is applicable (check the applicable boxes):

____                      (i)           The Purchaser (or, in the case of a trust, the Purchaser trustee) is a bank or savings and loan association as defined in Sections 3(a)(2) and 3(a)(5)(A), respectively, of the Securities Act acting either in its individual or fiduciary capacity.

____                      (ii)           The Purchaser is an insurance company as defined in Section 2(13) of the Securities Act.

____                      (iii)           The Purchaser is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.

____                      (iv)           The Purchaser is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____                      (v)           The Purchaser is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and either (check one or more, as applicable):

____	(a)
the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser; or

____	(b)	the employee benefit plan has total assets in excess of $5,000,000; or

____	(c)	the plan is a self-directed plan with investment decisions made solely by persons who are “Accredited Investors” as defined under the 1933 Act.

____                      (vi)           The Purchaser is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

____                      (vii)           The Purchaser has total assets in excess of $5,000,000, was not formed for the specific purpose of purchasing the Shares and is one or more of the following (check one or more, as appropriate):
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____	(a)	an organization described in Section 501(c)(3) of the Internal Revenue Code; or

____	(b)	a corporation; or

____	(c)	a Massachusetts or similar business trust; or

____	(d)	a partnership; or

____	(e)	a plan established by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

____                      (viii)                      The Purchaser is a trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of purchasing the Shares and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

8.           Opportunity to Ask Questions. No offering memorandum or prospectus is being distributed in connection with this offer. Therefore, the Purchaser has had an opportunity to ask questions of, and receive answers from, the Company or its representatives concerning the terms of the Purchaser's investment in the Shares; all such questions have been answered to the full satisfaction of the Purchaser, and the Purchaser has had the opportunity to request and obtain any additional information the Purchaser deemed necessary to verify or supplement the information contained therein.

9.           Investment Risks. The Purchaser recognizes that an investment in the Shares and the investment in any shell corporation involves substantial risks, and the Purchaser is fully aware of and understands all of the risk factors related to the acquisition of the Shares. The Purchaser has determined that the acquisition of the Shares is consistent with the Purchaser's investment objectives. The Purchaser is able to bear the economic risks of an investment in the Shares, and at the present time could afford a complete loss of such investment.

10.           Limitation on Manner of Offering. The Shares were not offered to the Purchaser by any means of general solicitation or general advertising.

11.           Tax and Other Matters. The Purchaser is not relying on the Company with respect to tax and other economic considerations involved in the acquisition of the Shares. The Purchaser has carefully considered and has, to the extent the Purchaser believes such discussion necessary, discussed with the Purchaser's professional, legal, tax, accounting and financial advisors the suitability of an investment in the Shares for the Purchaser's particular tax and financial situation and the Purchaser has determined that the Shares are a suitable investment for him.

12.           Restrictive Legends. The Purchaser understands that the Shares shall bear one or more of the following restrictive legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED.”
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(b) Any legend required by applicable state law.

13.           Registration Rights.  As promptly as practicable after the effective date of a merger between the Company and a private entity, the Company agrees to file a Registration Statement to register the resale of all of the Shares, provided that, in the opinion of the Company, if the Shares would become eligible for trading under Rule 144 during the six-month period following the merger pursuant to change in existing law, then the Company shall not be required to file a registration statement for the Shares.

14.           Price Protection. The Company agrees that it will issue additional Common Stock to the Purchaser, if at any time between the date the Shares are Purchased by Purchaser through the date of a merger between the Company and a private entity, the Company sells its Common Stock to a purchaser for less than $0.025 per share, provided that the Purchaser has not sold, transferred or assigned its interest in the Shares on or before the merger event, then the Company shall automatically issue to the Purchaser herein such additional Shares to equal the difference in value between the reduced price per share paid by the new purchaser multiplied by the quantity of the Purchaser’s Shares acquired pursuant to this Agreement.

15.           Successors. The representations and warranties contained herein shall be binding upon the heirs, executors, administrators, personal representatives and other successors of the Purchaser and shall inure to the benefit of and be enforceable by the Company.

16.           Address. The address, telephone number and facsimile number set forth at the end of this Investment Letter are the Purchaser's true and correct address.

17.           Counsel. The Purchaser has had the opportunity to discuss this Investment Letter with counsel of its selection, and the Purchaser has availed itself of the opportunity to do so to the extent he or she desires. The Purchaser is not relying upon the advice of the Company or counsel to the Company to advise the Purchaser in connection with the risks and merits of consummating the transactions contemplated by this Investment Letter.

18.           Governing Law. The terms of this Investment Letter shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within Florida.

19.           Entire Agreement.  This Investment Letter sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-à-vis each other on the subject matter hereof.  Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Investment Letter.

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SHAREHOLDER

_______________________________         _______________________________
(Signature)                                                                           (Signature of Spouse)

_______________________________        _______________________________
(Print Name)                                                                           (Print Name)

_______________________________          ________________________________
(Dated)                                                                                    (Dated)

Mailing Address:                 _______________________
_______________________
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Telephone:                            _______________________

Tax ID Number:                      _______________________

Number of Shares:____________________

Purchase Price: $_____________________

We Accept the above Investment.

BISCAYNE ACQUISITION GROUP, INC.

By:_________________________________
Luz M. Weigel
President

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